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MORGAN STANLEY

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Morgan Stanley 2007 Equity Incentive Compensation Plan Amendment

Why we need the shares?

•
As previously announced, the commencement of the joint venture between Morgan Stanley and Citigroup will add 25,000 employees to Morgan Stanley’s payroll.  This is an increase to our current workforce of approximately 55%.  We do not have the equity for these individuals

•
We are asking for only 25 million shares.  These shares, along with our current balance, (approximately 34 million) will be just enough to get us through the year.  We will come back in 2010 for shareholder approval of additional shares

What have we done on Compensation?

•	Mr. Mack did not accept a bonus for 2007 or 2008. Any bonus amounts he has received since his return to Morgan Stanley in 2005 have been made in 100% equity

•	Mr. Chammah and Mr. Gorman, Morgan Stanley’s Co-Presidents, also did not accept a bonus for 2008

•
Bonuses of other members of senior management were materially reduced from 2007 with Operating Committee members’ (14 most senior employees) compensation down an average of 75% and Management Committee members’ (35 most senior employees) compensation down an average of 65%

•	The overall bonus pool was down approximately 50% from 2007 (this excludes Financial Advisors whose compensation is primarily commission-based)

•	Morgan Stanley was first U.S. Bank to introduce a clawback on a portion of compensation if an individual engages in certain conduct detrimental to the Company

•	Morgan Stanley did not grant any stock options as part of year-end equity awards in 2007 and 2008

What impact does it have?

•	25 million shares is approximately 2.4% of our outstanding shares and add 2.4% to our overhang